SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 19, 2002


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


Pennsylvania                          0-27102                    23-2694937
------------                          -------                    ----------
(State or other jurisdiction   (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                  19047-1833
-----------------------------------------------                  ----------
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 9.   Regulation FD Disclosure

On April 19, 2002, eGames, Inc. (the "Company") issued a press release announcing the financial results for the third fiscal quarter and nine months ended March 31, 2002, and also disclosed the impact of recent agreements entered into with two of the Company's drug store retail customers which, among other things, modified the terms relating to the Company's previous product shipments to these retailers, as described in the press release attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit
Number                                  Description
-------                                 ---------------

99.1                                    Press Release dated April 19, 2002



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  eGames, Inc.


                                        By:/s/ Thomas W. Murphy
                                           ----------------------------------
                                           Thomas W. Murphy, Vice President and
                                           Chief Financial Officer
Dated: April 19, 2002

                                                                  EXHIBIT 99.1

At eGames, Inc.
---------------
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                   eGAMES ANNOUNCES FISCAL 2002 THIRD QUARTER
                       FINANCIAL RESULTS AND OTHER EVENTS

Langhorne, PA - April 19, 2002 - eGames, Inc. (OTC BB: EGAM), a publisher and developer of Family Friendly(TM), value-priced consumer entertainment PC software games, today announced financial results for the third fiscal quarter and nine months ended March 31, 2002 and disclosed the impact of recent agreements entered into with two of the Company's drug store retail customers which, among other things, modified the terms relating to the Company's previous product shipments to these retailers.

Financial Results:
------------------

For the three months ended March 31, 2002, reported net sales increased 35% to $3,626,000 compared to $2,691,000 for the same quarter a year earlier. The $935,000 increase in net sales was due primarily to an increase in net sales recognized from product shipments to drug store retailers of $1,061,000 and an increase in net sales to traditional consumer software retailers of $130,000. These increases were partially offset by net sales decreases to promotional and international customers of $225,000 and $31,000, respectively. The increase in net sales was primarily due to the impact from the Company's agreement with a drug store retailer, discussed below.

For the nine months ended March 31, 2002, the Company's reported net sales increased 23% to $7,930,000 compared to $6,427,000 for the same period a year ago. This $1,503,000 increase in net sales resulted primarily from an increase in net sales recognized from product shipments to drug store retailers of $1,340,000 and an increase in net sales to traditional consumer software retailers of $426,000. These increases were partially offset by net sales decreases to promotional and international customers of $225,000 and $38,000, respectively. Again, the increase in net sales was primarily due to the impact from the Company's agreement with a drug store retailer, as discussed below.

For the three months ended March 31, 2002, the Company recorded net income of $911,000, or $0.09 per diluted share, compared to a net loss of ($768,000), or ($0.08) per diluted share, for the same period a year ago. For the nine months ended March 31, 2002, the Company recorded net income of $1,009,000, or $0.10 per diluted share, compared to a net loss of ($2,494,000), or ($0.26) per diluted share, for the same period a year ago. Net income for the three-and nine-month periods ended March 31, 2002 were significantly impacted by the Company's agreement with a drug store retailer discussed in the following paragraph.

Impact From February 2002 Agreement with Drug Store Retail Customer:
--------------------------------------------------------------------

The increase in net sales recognized from product shipments to drug store retailers for the three-and nine-month periods ended March 31, 2002 was due primarily to an agreement entered into between the Company and one of its drug store retail customers in February 2002 which, among other things, modified the terms relating to product shipments made previously, which made all prior sales to this retailer final and eliminated any further right of product return. Based upon the terms of the agreement, the Company recognized net sales of approximately $2,115,000 and net income of approximately $1,122,000 during the three-and nine-month periods ended March 31, 2002, which had been deferred in accordance with the Company's revenue recognition policy requiring the Company to recognize sales relating to product shipments to drug store retailers based on reported product sell-through. Although this agreement did not have an impact on the Company's cash balance at March 31, 2002, it did improve the Company's working capital deficiency and stockholders' deficit balances by more than $1.1 million at March 31, 2002.

Excluding the impact from this agreement, the Company would have reported approximately $1,511,000 in net sales for the quarter ended March 31, 2002, representing a net sales decrease of $1,180,000 compared to the same period a year earlier, and approximately $5,815,000 in net sales for the nine months ended March 31, 2002, representing a net sales decrease of $612,000 compared to the same period a year earlier. Additionally, the Company would have reported a net loss of approximately ($211,000) or ($0.02) per diluted share, for the quarter ended March 31, 2002, representing a decrease in the net loss of $557,000 compared to the same period a year earlier, and a net loss of approximately ($113,000) or ($0.01) per diluted share for the nine months ended March 31, 2002, representing a net loss decrease of $2,381,000 compared to the same period a year earlier.

Comments:
---------

Jerry Klein, President and CEO of eGames, stated "Our third quarter financial results are the culmination of a lot of hard work and determination by our employees and the support and cooperation of our vendors, distributors and retail customers. We've made great progress in fiscal 2002 strengthening our balance sheet by reducing debt, stockholders' deficit and our working capital deficiency."

"Additionally, the Company has successfully reduced its operating expenses by approximately $860,000, or 53%, for the three months ended March 31, 2002, and by more than $2.4 million, or 48%, for the nine months ended March 31, 2002, compared to the same periods a year ago. We believe that we have now properly restructured our limited resources and have reduced our operating expenses to levels that should enable us to better serve our customers and which should enable us to grow our business over time."

Impact From April 2002 Agreement with Another Drug Store Retail Customer:
------------------------------------------------------------------------

In April 2002, the Company entered into an agreement with another drug store retailer, which among other things modified the terms of sale to this retailer, which made all prior sales between the Company and this retailer final and eliminated any further right of product return. As a result of this agreement, the Company will recognize net sales of approximately $1,100,000, which had been deferred in accordance with the Company's revenue recognition policy requiring the Company to recognize sales relating to product shipments to drug store retailers based on reported product sell-through. These net sales will result in approximately $1,000,000 in net income by recognizing the product costs and royalty expenses associated with these sales, and the favorable impact attributable to the reversal of certain accruals for reclamation costs and marketing promotional expenses associated with sales to this retailer. The impact from this agreement will be recognized during the Company's fiscal fourth quarter ending June 30, 2002.

About the Company:
------------------

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), and Outerbound(TM) brands in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames - Where the "e" is for Everybody! Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

Forward-Looking Statement Safe Harbor:
--------------------------------------

This press release contains certain forward-looking statements, including without limitation, statements regarding the Company's reduction in operating expenses enabling the Company to better serve its customers and grow its business over time; and the Company's anticipated recognition of net sales and net income of approximately $1,100,000 and $1,000,000, respectively, for payments for product shipments previously deferred. The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to accurately predict the amount of net sales and income to be recognized in its 2002 fourth quarter; the Company's ability to lower its operating costs; the market acceptance and successful sell-through results for the Company's products at retail stores; the amount of unsold product that is returned to the Company by retail stores; the Company's ability to accurately predict the amount of product returns that will occur and the adequacy of the reserves established for such returns; the success of the Company's distribution strategy, including its ability to enter into new distribution and direct sales relationships on commercially acceptable terms; the allocation of adequate shelf space for the Company's products in major retail chain stores; the Company's ability to collect outstanding accounts receivable and establish adequate reserves for uncollectible receivables; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; consumers' continued demand for value-priced software; increased competition in the value-priced software category; and various other factors, many of which are beyond the Company's control. Risks and uncertainties that may affect the Company's future results and performance also include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 and Forms 10-QSB for the quarters ended September 30, 2001 and December 31, 2001, filed by eGames with the Securities and Exchange Commission.

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